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                                                                       Exhibit 5
May 2, 1996

Worthington Industries, Inc.
1205 Dearborn Drive
Columbus, OH  43085

Dear Sirs and Madams:

I have acted as counsel to Worthington Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $450,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities"). The Debt Securities are to be issued pursuant to an indenture, dated as of _________________, 1996, to be entered into by and between the Company and PNC Bank, Ohio, National Association, as Trustee (the "Indenture").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Act (the "Rules and Regulations").

I have examined (i) the Registration Statement on Form S-3 relating to the Debt Securities (the "Registration Statement") filed with the Securities and Exchange Commission on the date hereof under the Act; (ii) a copy of the form of the Indenture; (iii) the Certificate of Incorporation of the Company as currently in effect; (iv) the By-laws of the Company as currently in effect; and (v) the resolutions adopted by the Board of Directors of the Company or the Executive Committee thereof relating to the issuance of the Debt Securities, authorizing the proper officers of the Company to determine the final terms of certain Debt Securities and approving the Indenture (the "Resolutions"). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by the parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporation and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently


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established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering such opinions, I also have assumed that (i) the Indenture will be duly authorized, executed and delivered by the Trustee, (ii) prior to the offering and sale of Debt Securities, the officers of the Company duly authorized by the Company's Board of Directors or a committee thereof will authorize by proper corporate action the terms of and the prices at which the Debt Securities are to be issued and sold pursuant to the terms of the Indenture; and (iii) the denomination of Debt Securities in a currency other than United States dollars will not contravene the exchange control laws of the jurisdiction the currency of which the Debt Securities are denominated.

I am admitted to the Bar of the State of Ohio, and I do not express any opinion as to the laws of any other jurisdiction other than the corporate laws of the State of Delaware or laws of the United States of America to the extent referred to specifically herein.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Indenture has been duly authorized by the Company and, upon execution and delivery by the Company in accordance with the provisions thereof, will be a valid and binding agreement, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principals of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and except further as enforcement thereof may be limited by (x) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) the governmental authority to limit, delay or prohibit the making of payments in foreign currency or foreign currency units or payments outside the United States.

2. The Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and paid for by the purchasers thereof, will be valid and binding obligations of the Company entitled to the benefit of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and except further as enforcement thereof may be limited by (x) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) governmental authority to limit,


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delay or prohibit the making of payments in foreign currency units or payments outside the United States.

I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section under the Act or the Rules and Regulations.

                                                     Very truly yours,

                                                     /s/ Dale T. Brinkman
                                                     General Counsel